ACIRCA ACQUIRES MILLINA'S FINEST SAUCES
           Second Largest Organic Pasta Sauce Joins Growing Portfolio

Arlington, VA - June 12, 2001 - Acirca, Inc., today announced it acquired the nation's second largest brand of certified organic pasta sauce, Millina's Finest(R), and Fruitti Di Bosco(R)from Spectrum Organic Products, Inc. (Nasdaq:
SPOP).

The addition of Frutti Di Bosco and Millina's Finest certified organic gourmet pasta sauces gives Acirca the number two position in the U.S. organic pasta sauce category with a 22% market share.

Commenting on the acquisition Acirca CEO Mark S. Rodriguez said, "The addition of these two fine brands to our recently launched lines of Walnut Acres(R) certified organic soup and salsa substantially improves Acirca's offering. A more diversified product line allows the company to provide knowledgeable, health conscious consumers with more high quality, great tasting certified organic food and beverage products. Additionally, the improved scale helps the company better serve our valuable distributors and retail customers and allows us to realize synergies in our supply chain, production, distribution and marketing."

Spectrum CEO Jethren P. Phillips stated, "We are pleased with the sale of the Millina's business to Acirca. Acirca has the resources available to take the business to a higher level than Spectrum could have accomplished in the near term. Spectrum will continue to expand its strategic alliance with Acirca by continuing to supply organic raw materials through our Organic Ingredients division. More importantly, the transaction will provide Spectrum with new working capital to invest in our rapidly growing core businesses of EFA (essential fatty acid) food and supplement products under the brand names Spectrum Naturals(R) and Spectrum Essentials(R)."

Terms of the transaction were not disclosed.

Organic food - food produced without the use of chemical fertilizers or pesticides and processed without synthetic ingredients - is the fastest growing specialty foods category in the United States. With an average annual growth rate of 24% throughout the last decade, U.S. retail sales of organic food are estimated to grow from $8 billion in 2000 to nearly $20 billion in 2005. Within this market, sales of packaged organic food (as distinguished from organic fruits and vegetables), already at $3.5 billion, are expected to expand even faster, enjoying growth rates of 30% annually over the same period. Acirca is well positioned to foster this growth and benefit from it.

About Acirca
------------
Acirca, which produces and markets Walnut Acres certified organic soups and salsa, was formed on June 1, 2000, to develop premier certified organic brands. The name Acirca is inspired by the phrase "a circle of life" and reflects the company's commitment to the development of products that help consumers obtain better health and are good for the environment. Acirca is a privately held company owned collectively by company employees and independent investors.

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About Spectrum
--------------
Spectrum Organic Products, Inc. is a leading manufacturer and marketer of natural and organic foods, culinary oils, vinegar and condiments under the Spectrum Naturals(R) label and essential fatty acids nutritional supplements under the Spectrum Essentials(R) label. Spectrum is a publicly traded corporation on the NASDAQ under the symbol SPOP. "Safe Harbor" Statements under the Private Securities Act of 1995: The statements contained in this release, which are not historical facts, are "forward-looking" statements that are subject to risk and uncertainties that could cause actual results to differ materially from those set forth or implied by the forward-looking statements. These risks are described in Spectrum Organic Products, Inc. Securities and Exchange Commission filings.

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Media Contacts:
For Acirca, Inc.
Michael Neuwirth (212) 246-6252, mjneuwirth@aol.com
Beth Corwin (212) 229-0500, bcorwin@ptanaka.com
                            --------------------
For Spectrum Organic Products, Inc.
Tori Janaya, 707/778-8900 ext. 3316, torij@spectrumorganic.com
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